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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:   The Kelmoore Strategy(TM) Variable Trust




Address of Principal Business Office
(No. & Street, City, State, Zip Code):

             2471 E. Bayshore Road
             Suite 501
             Palo Alto, California  94303




Name and Address of Agent for Service of Process:

             Matthew Kelmon, President
             2471 E. Bayshore Road
             Suite 501
             Palo Alto, California  94303

Copies to:

             Kimberly J. Smith, Esq.
             Sutherland Asbill and Brennan LLP
             1275 Pennsylvania Avenue, N.W.
             Washington, DC  20004-2404



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 9(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            Yes [X]     No [ ]
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                                   SIGNATURES

Pursuant to the requirements of the Investment Company of 1940, The Kelmoore Strategy(TM) Variable Trust has caused this notification of registration to be duly signed on its behalf in the City of Palo Alto, and State of California on the 13th day of October, 1999.



                                  THE KELMOORE STRATEGY(TM) VARIABLE TRUST


                                  By:  /s/ Ralph M. Kelmon, Jr.
                                  ------------------------------------
                                  Ralph M. Kelmon, Jr., Initial Trustee



Attest:   /s/ Matthew Kelmon
         ----------------------------
         Name:   Matthew Kelmon
         Title:  President